Exhibit 10.1

Stock Purchase Agreement between

Beijing Kanghuayuan Medicine

Information Consulting Co., Ltd. and

Shineco Life Science Research Co., Ltd.

Oct. 21, 2022

CONTENTS

2

3

This Stock Purchase Agreement (hereinafter referred to as: “this Agreement”) is signed in MM/DD, 2022 in [Chaoyang District, Beijing] by the following parties:

I. The Parties

The Seller:

Beijing Kanghuayuan Medicine Information Consulting Co., Ltd. (English name: Beijing Kanghuayuan Medicine Information Consulting Co., Ltd., unified social credit code: 91110108780200387B), a limited liability company legally established and surviving in the People’s Republic of China, with its registered address at 01, Floor 1, Building 4, Jindayuan Community, Huilongguan Town, Changping District, Beijing, China, is one of the registered shareholders of the Target Company, legally holding [63.7]% of the Target Company’s equity and all the corresponding rights and interests. (hereinafter referred to as “the Seller”).

The Buyer:

Shineco Life Science Research Co., Ltd. (English name: Shineco Life Science Research Co., Ltd., unified social credit code: 91110107MA7EKGF43L), a limited company legally established and surviving in the People’s Republic of China, is a wholly-owned sub-subsidiary of Shineco, Inc., a NASDAQ listed company (Stock code: SISI). Its registered address is 4119, Floor 4, Building 4, Yard 49, Badachu Road, Shijingshan District, Beijing, and the office address is Room 3310, North Tower, Zhengda Center, Chaoyang District, Beijing. (hereinafter referred to as “the Buyer”).

Target Company:

Changzhou Biowin Pharmaceutical Co., Ltd. (English name: Changzhou Biowin Pharmaceutical Co., Ltd., unified social credit code: 913204055866144395), a limited liability company legally established and surviving in the People’s Republic of China, with its registered address at Floor 3, Building 3, California Science and Technology Port, No. 218, Fumin Road, Changzhou City, Jiangsu Province, China. (hereinafter referred to as “the Target Company” or “the Company”).

4

Under this Agreement, the Seller and the Buyer are respectively referred to as “one party”, collectively referred to as “both parties”, and mutually referred to as “the other party”. The Seller, the Buyer and the Target Company are collectively referred to as “the Parties”.

Whereas: The Seller is willing to sell the target equity (as defined below) to the Buyer in accordance with the terms and conditions set out in this Agreement, and the Buyer agrees to purchase the target equity from the Seller in accordance with the terms and conditions set out in this Agreement. Therefore, both parties hereby agree as follows through friendly negotiation:

II. Definitions and Interpretation

2.1 In this Agreement and its annexes, unless the context otherwise requires, the following words are defined as follows in this Agreement:

Weekdays	It refers to the Gregorian calendar day (excluding Saturday and Sunday) on which banks operating in China can normally operate and deposit and payment transactions can be conducted between banks
Base date	It refers to Sep. 30, 2022
RMB	It refers to RMB, the lawful currency of China
Chinese	It refers to the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan for the purposes of this Agreement
Material adverse effect	It refers to any circumstance, change or influence involved in the Company or its business as follows: The circumstance, change or influence (a) causes or has sufficient evidence to show that it may cause serious adverse effects on the survival, business, assets, intellectual property, liabilities (including but not limited to or liable for), operating performance or financial condition of the Company, or causes the loss of the Company and/or its assets to exceed ten percent (10%) of its net assets, or causes that the net profit of the current year of the Company is less than ten percent (10%) of the total net profit of the current year predicted by the Company; or (b) has a serious adverse effect on the qualification, license or ability of the Company to operate its current business

5

Material contracts	It refers to all contracts, agreements, memorandums, letters of intent or other legal documents that are necessary for the survival, development, finance or business of the Company, or constitute significant restrictions on the Company, or have a significant adverse impact on the survival, development, financial condition or business of the Company in case of absence of such contracts or agreements, regardless of whether such contracts or agreements are entered into in the normal course of business operations, including but not limited to: (i) Any contract with a transaction amount of more than RMB [100,000], (ii) contract for transfer, sale, license, purchase or disposal of important properties or important intellectual property rights of the Company, (iii) exclusive contract or contract restricting the Company’s competitiveness, (iv) commercial contract signed with the top ten contractors, suppliers of engineering or raw materials, and customers of sales and engineering contracts of the Company, (v) contracts involving equity sales, equity acquisition, investment, financing, joint venture, merger and acquisition, reorganization, voting right arrangement, profit sharing, or control right transfer, (vi) contracts for setting encumbrance on the Company’s equity or important property, etc., (vii) contract or agreement signed with government departments.

2.2 In this Agreement, unless otherwise specified:

2.2.1 The mentioned terms and annexes refer to terms and annexes of this Agreement;

2.2.2 The headings used in this Agreement are set for convenience only and shall not affect the meaning or interpretation of this Agreement in any way;

2.2.3 The word “including” used in this Agreement shall be interpreted as “including but not limited to”;

2.2.4 The annexes shall constitute a part of this Agreement and have the same effect and force as if they are explicitly listed in the body of this Agreement. Any reference to this Agreement shall include annexes.

III. Sale and purchase of target equity

3.1 According to the terms and conditions agreed in this agreement, the seller intends to sell the target equity to the buyer, the buyer intends to transfer the target equity, list it in the Target Company’s shareholder register, amend the articles of association, and complete the alteration registration in administration for industry and commerce in the target equity (collectively referred to as “this transaction”).

6

3.2 The “target equity” referred to in this Agreement refers to the [51]% equity of the Target Company to be sold to the Buyer owned by the Seller on the Closing Date.

IV. Obligations prior to closing

4.1 Within [30] days after the signing of this Agreement, the Seller and the Target Company shall complete the resolution of the shareholders’ meeting on the resignation of the original director and the replacement of the new director of the Target Company, which shall be reflected in the industrial and commercial registration.

4.2 Within [30] days after the signing of this Agreement, the Seller and the Target Company shall complete the supplementary payment of social insurance and housing provident fund for full-time employees by the Target Company. In addition, the Target Company and the employees shall sign a settlement agreement satisfactory to the Buyer to ensure that the employees will not pursue other compensation or responsibilities, and there is no dispute or conflict;

4.3 Within [30] days after the signing of this Agreement, the Seller and the Target Company shall complete the financial arrangement, overdue tax payment (if any) and account adjustment of the Target Company to the satisfaction of the Buyer;

4.4 Within [30] days after the signing of this Agreement, the Seller shall complete all materials related to the compliant Chinese foreign joint ventures and alteration registration in administration for industry and commerce under the transaction documents submitted by the Target Company to the competent government departments (including the commercial department, the market supervision department, the tax department, etc.);

The expenses required for the above matters shall be borne by the Seller.

V. Closing conditions

5.1 The following preconditions for the closing shall be satisfied or appropriately exempted:

7

5.1.1 The Seller has approved this transaction in accordance with its internal and Target Company’s internal organizational documents, articles of association, etc.;

5.1.2 The representations, promises and warranties made by the Seller under this Agreement are true, accurate, complete and not misleading until the Closing Date;

5.1.3 The Buyer has approved this transaction according to its internal organizational documents and articles of association, etc.;

5.1.4 There is no one or more events with significant adverse effects before the Closing Date, and there is no indication that such events may cause significant adverse effects;

5.1.5 The obligations prior to closing to be performed by the Seller on or before the Closing Date specified in this Agreement and other transaction documents have been fulfilled, and there is no violation of the obligations prior to closing;

5.2 Both parties shall make all commercially reasonable efforts to achieve or facilitate the realization of the preconditions listed in Article 5.1 of this Agreement as soon as possible before the Closing Date to the extent that they are obligated to meet the relevant preconditions.

5.3 On the basis of friendly negotiation between both parties, both parties can sign a separate confirmation letter to exempt or partially exempt the preconditions listed in Article 5.1 that cannot be met.

5.4 The Parties of this Agreement shall make reasonable efforts to adopt or prompt other person to adopt required, proper or needful relevant measures as much as possible to conduct or urge other person to conduct all relevant matters according to applicable laws and regulations. Besides, sign and deliver every necessary document and other materials to implement the terms and conditions of this Agreement, complete and take effect the proposed transaction of this Agreement.

8

VI. Closing

6.1 Within [30] days after this Agreement is signed and the closing conditions agreed herein are all met or exempted by the Buyer, the Seller and the Target Company will include the Buyer in the register of shareholders, complete the amendment of the Articles of Association, complete the equity closing procedures such as the tax alteration and alteration registration in administration for industry and commerce of the target equity, and obtain a new business license. Such alteration registration in administration for industry and commerce has clearly reflected the shareholding situation after the completion of the equity transfer and other relevant matters contained in the transaction documents.

6.2 Within [30] days after the signing of this Agreement and all the closing conditions agreed in this Agreement are met or exempted by the Buyer, the Target Company shall establish a new board of directors composed of five directors, of which the Buyer shall appoint two directors and the Chairman shall be the director appointed by the Buyer, the Seller and the original shareholder shall appoint two directors, and the General Manager shall be the director appointed by the Seller and the original shareholder, and the other director is employed by the Target Company after the closing, and the board of directors shall be subject to the principle of one person one vote. Complete the alteration registration in administration for industry and commerce in the appointment of directors, Chairman, General Manager, etc. within the aforesaid time.

6.3 The parties to the agreement shall sign the Transfer (Closing) Confirmation [see Annex III] to confirm the Closing Date, which shall be deemed as the completion of the closing, after the completion of the above circumstances.

VII. Transaction consideration and payment terms

7.1 The transaction consideration of this transaction is RMB [86.7] million (equivalent to USD 12.097 million. The settlement under this Agreement is made in USD, and the exchange rate is USD 1 =RMB 7.1671, without adjustment). Among them, RMB [64.5] million (i.e., USD 9 million) will be paid in currency, and the remaining RMB [22.2] million (i.e., USD 3,097,000) will be paid by Shineco, Inc. issuing SISI restricted shares of equal value registered in the Transfer Agent (TA) system to the Seller in accordance with the relevant provisions of the US securities regulations on exemption from registration and issuance. With reference to the stock price performance of SISI 30 trading days prior to the signing date of this Agreement, both parties have agreed: The value of SISI restricted shares used for consideration payment is USD 0.95/share. The Buyer shall pay 3.26 million SISI restricted shares to the seller, and the number of shares shall not be adjusted under any circumstances. (hereinafter referred to as the “transaction consideration”).

9

7.2 The transaction consideration shall be determined according to the following methods: [The transaction consideration is determined by the Seller and the Buyer through negotiation based on the total equity value of the shareholders of the Target Company listed in the Appraisal and Consultation Report issued by Beijing North Asia Asset Assessment Firm (Special General Partnership).]

7.3 The payment time shall be determined according to the following methods: For the part of monetary payment consideration, the buyer will remit USD 9 million (or the equivalent of RMB 64.5 million) to the Seller or its designated bank account after the completion of the closing and before Dec. 31, 2022; For the share payment consideration, the Buyer issues 3.26 million SISI restricted shares through Shineco, Inc. and registers them in the name of the Seller or its designee within 30 days after the completion of the closing.

VIII. Arrangements for transition period

8.1 The period from the signing date of this Agreement to the Closing Date (excluding the date) (“transition period”), if the Closing Date is not the end of a month, the transition period shall be the period from the signing date of this Agreement to the end of the month closest to the Closing Date. During the transition period, in addition to other obligations (if any) to meet the closing preconditions or activities conducted with the prior written consent of the Buyer, the Seller shall ensure to:

10

8.1.1 Enable the Target Company to operate in the normal business operation mode in the past;

8.1.2 Maintain or update all business contracts and operation qualifications involved in the Target Company;

8.1.3 Except for the normal wear and tear of daily operation, there is no substantial or significant value impairment of the Target Company’s assets; The Target Company’s assets include:

A. The assets listed in the Appraisal and Consultation Report issued by Beijing North Asia Asset Assessment Firm (Special General Partnership) with Jul. 31, 2022 as the base date (see Annex II);

B. Intellectual property rights directly related to the Target Company (including patent rights, software copyrights, trademarks, domain names, etc.);

C. As of the Closing Date, all kinds of business contracts related to the Target Company that are still valid and have not been fulfilled and can bring asset inflow;

D. Relevant assets owned by the Target Company but not included in the scope of due diligence assets on the Closing Date.

8.1.4 The Seller shall not directly or indirectly transfer or pledge any of the Target Equity and the Target Company’s assets, shall not set a third party right on the target equity and the Target Company’s assets, or facilitate, allow or assist the occurrence of any of the foregoing events;

8.2 During the transition period, the profits and losses arising from the assets of the Target Company that should be shared for the target equity belong to the Buyer.

8.3 During the transition period, both parties shall cooperate with each other to further sign or make documents that may need to be signed or behaviors that may need to be made by both parties for the full implementation of this Agreement and the completion of this transaction.

11

IX. Obligations after closing

9.1 Within [60] days after the Parties have completed the closing and signed the Transfer (Closing) Confirmation, the Seller and the Target Company shall cooperate with the Buyer, and the Buyer shall appoint a financial officer (Chief Financial Officer) to manage the accounting of Target Company.

9.2 The Seller is not allowed to operate other businesses outside the Target Company system that are identical with the existing technical products, patent rights, software copyrights, trademarks and domain names of the Target Company in the name of the Company (in person) or related parties (close relatives) and other holders. In case of any violation, the Buyer has the right to require the Seller to transfer all the above assets, dividends or profits obtained and businesses and other contents to the name of the Target Company free of charge within 30 days after the Buyer’s written notice.

9.3 The Seller promises that the revenue attributable to the Target Company in 2023 will not be less than RMB 35 million and the net profit will not be lower than RMB 5.5 million, the revenue in 2024 shall not be less than RMB 50 million and the net profit shall not be less than RMB 10 million, and the revenue in 2025 shall not be less than RMB 80 million, and the net profit shall not be less than RMB 20 million. In case of failure of the audited net profit of the Target Company in any year since 2023 to meet the above commitment standards, the difference shall be deducted from the transaction consideration of this transaction by the Seller according to the Buyer’s equity ratio, and the Seller shall return it to the Buyer; If the Target Company’s audited net profit for three years accumulatively since 2023 reaches the above accumulative commitment standard, the Buyer shall return the profit compensation made by the Seller previously. In case of any subsequent return by the Seller or the Buyer, the specific handling method can be separately agreed by both parties.

The Target Company shall have an audit report issued by an accounting firm with securities practice qualification to confirm the revenue target and net profit of the previous fiscal year before May 15 of the next year of the preceding year. If the Company does not have independent audit conditions due to non-standard operation in the operation or does not cooperate with the audit, resulting in the failure of accounting firm to issue a standard audit report to confirm the above net profit, the actual net profit of the Company shall be deemed as 0.

12

X. Representations, promises or warranties of the Seller

10.1 The Seller makes the following representations, promises or warranties to the Buyer on the signing date and the Closing Date of this Agreement:

10.1.1 The Seller is a company legally registered and validly surviving under the laws of China, which has the necessary capacity, power, authorization and qualification to sign and perform this Agreement, and once this Agreement is formally signed and delivered, the Seller’s legal and binding obligations shall constitute in accordance with its terms;

10.1.2 The Seller’s signing and performance of this Agreement will not result in violation of or conflict with the constitutional or organizational documents or restrictive documents, agreements, etc. of the Seller and the Target Company.

10.1.3 The Seller owns the legal and beneficial ownership of each target equity and Target Company’s assets. No guarantee or other encumbrance is set for any target equity or Target Company’s assets.

10.1.4 The taxes are paid according to laws and regulations, and there are no tax penalties and potential penalties.

10.1.5 All disputes arising from the subsequent cancellation of subsidiaries and branches will not affect the rights and interests of the Company and the Buyer.

10.1.6 The Target Company’s liabilities not included in the scope of the assets appraisal of Appraisal and Consultation Report issued by Beijing North Asia Asset Assessment Firm (Special General Partnership) on the base date of Jul. 31, 2022 shall be borne by the Seller, and the liabilities within the scope of assets appraisal shall be borne by the Target Company.

10.1.7 The Seller has disclosed all matters related to the Target Company to the Buyer, and the disclosed matters are true and complete.

10.1.8 In addition to the foregoing representations, promises or warranties, the Seller still needs to make supplementary representations, promises or warranties [see Annex IV for details].

13

10.2 The Seller guarantees that if it finds that any matter constitutes or may constitute a violation of or inconsistent with any representations, promises or warranties under Article [10.1] and other provisions of this Agreement, it will immediately disclose the matter in writing to the Buyer and bear the liability for breach of contract and compensation.

XI. Representations, promises or warranties of the Buyer

11.1 The Buyer makes the following representations, promises or warranties to the Seller on the signing date of this Agreement, the Closing Date and the date when the Buyer pays the transaction consideration described in this Agreement on time:

11.1.1 The Buyer is a company legally registered and validly surviving under the laws of China. The Buyer has the necessary capacity, power, authorization and qualification to sign and perform this Agreement, and once this Agreement is formally signed and delivered, a legal and binding obligation of this Agreement shall constitute according to its terms;

11.1.2 The signing and performance of this Agreement by the Buyer will not result in violation of or conflict with the constitutional or organizational documents of the Buyer.

11.1.3 There will be enough funds to pay the price, and the price source of the Buyer is legal.

11.2 The Buyer guarantees that if it finds any matter constitutes or may constitute a violation of or conflict with any representations, promises or warranties under Article 11.1, it will immediately disclose the matter to the Seller in writing.

14

XII. Continuing representations, promises or warranties of the Seller after closing

12.1 Regardless of other provisions of this Agreement, if the Buyer transfers all or part of its equity to one or more other entities controlled by the ultimate controller of the Buyer, the transfer does not require the consent of the Seller and other shareholders and is not subject to any right contract of other shareholders (the Seller shall ensure that other shareholders agree to the transfer). The transferee shall inherit all the rights and obligations of the Buyer under this Agreement as if the transferee is the Buyer.

12.2 The Seller and the Target Company shall, in accordance with the provisions of relevant Chinese laws and regulations, and in combination with various preferential tax treatments granted by the state and government departments to companies engaged in the main business, pay taxes according to law. the Company shall try its best to obtain the most preferential tax treatment permitted by relevant laws and regulations.

12.3 The Buyer shall have the right to inspect the business premise of the Target Company at any time and check the Company’s monthly, quarterly and annual business records, accounting records, account books, financial reports and archives. The Buyer has the right to entrust a third party to conduct financial audit on the Target Company. The Seller and the Target Company shall actively cooperate and provide necessary conditions and materials so that the Buyer can complete the above audit survey, provided that it is within the normal working hours of the Company and the Buyer sent a written notice to the Target Company ten (10) working days in advance, the cost of the entrusted inspection shall be borne by the Buyer.

12.4 Unless otherwise specified in this Agreement, the Target Company and other shareholders of the Target Company shall cooperate or perform matters under this Agreement. The Seller shall ensure that the Target Company and other shareholders of the Target Company cooperate or perform, which shall be included in the Articles of Association. The Seller and the Target Company shall ensure that they are included in the Articles of Association.

12.5 After the completion of the closing, the Seller and the Buyer shall act in concert at the shareholders’ meeting and the board of directors of the Company. In case of disagreement between the Seller and the Buyer, the Buyer’s opinion shall prevail.

15

XIII. Liability for breach of contract and termination of agreement

13.1 Liability for breach of contract

13.1.1 In case of failure of a party to perform its obligations under this Agreement or any transaction document, or untruthfulness or inaccuracy of any representations, promises or warranties or disclosure under this Agreement or any transaction document, it will constitute a breach of this Agreement (the party is the “defaulting party”). In this case, the observant party shall notify the defaulting party of its breach of this Agreement in writing, and has the right to require the defaulting party to compensated for any and all liabilities, losses (including value impairment), damages, claims, costs and expenses (including but not limited to the expenditure and expenses incurred in the process of claiming for breach of contract), interests, rulings, judgments, fines, any claim raised by either party or otherwise caused (referred to as “loss” in this agreement) borne by the observant party for the above behaviors.

13.1.2 If the defaulting party has made it clear (orally, in writing or by conduct) before the expiration of the performance period that it will not perform its main obligations under this Agreement, or the default of the defaulting party (including those caused by force majeure) has made it impossible for the Parties to achieve the basic purpose of this Agreement, or the defaulting party has failed to remedy its major breach within [10] days from the date of the notice of the observant party, then the observant party has the right to terminate this Agreement.

13.1.3 In case of breach of this Agreement or other transaction documents, the defaulting party shall be responsible for all losses of the observant party caused by its breach. The right to terminate this Agreement in advance applicable to the observant party under this Agreement shall be the right other than any other remedies available to it, and such termination shall not exempt the defaulting party from any obligations arising from the termination date of this Agreement, nor shall it exempt the defaulting party from the liability for compensation for the losses caused to the observant party due to its breach of this Agreement or other transaction documents.

16

13.1.4 When calculating the loss of the Buyer, in addition to the loss and cost incurred by the Buyer itself, the loss should also include the difference between the actual value of the Target Company’s equity caused by the Seller’s misrepresentation or concealment (if there is no such misrepresentation or concealment) and the value in Appraisal and Consultation Report issued by Beijing North Asia Asset Assessment Firm (Special General Partnership) with Jul. 31, 2022 as the base date, and the resulting impairment of the equity value of the Target Company held by the Buyer. The Buyer has the right to directly deduct from the transaction consideration payable to the Seller and treat it as the corresponding reduction of transaction consideration. If this Agreement is terminated for the Seller’s reason, the Seller shall pay interest to the Buyer in accordance with the latest 1-year loan market quotation rate published by the National Interbank Funding Center when returning the transfer consideration to the Buyer, in addition to assuming the liability for breach of contract as agreed herein.

13.2 Termination of the agreement

13.2.1 Unless otherwise specified in this Agreement, this Agreement may be terminated at any time under the following circumstances:

A. It is terminated in accordance with this Agreement;

B. (i) The Buyer finds that any promises or warranties of the Seller contained in any transaction document are untrue or inaccurate; (ii) The Buyer believes that the Seller fails to comply with any promise or agreement or obligation in any transaction document to be complied with, and fails to correct it within [10] days after the Buyer’s written notice; If the Buyer chooses not to terminate the agreement, it will not affect the Buyer to claim for compensation for the Seller’s breach of the obligations and liabilities under this Agreement.

C. If any government department issues any laws and regulations, or issues any order, decree or ruling, or takes any other legal action to restrict, prevent or otherwise prohibit the transactions under this Agreement, or make the transactions under this Agreement illegal or impossible to be completed, and such order, decree, ruling or other legal action is final and cannot be applied for reconsideration, prosecution or appeal, either party of this Agreement may terminate this Agreement by giving a written notice to the other party;

17

D. The Seller and the Buyer agree to terminate the agreement in writing through consultation.

13.2.2 Effectiveness after the termination of agreement

A. If this Agreement is terminated according to the provisions of this agreement, this Agreement will be announced to be terminated, and nothing in this Agreement will exempt either party from liability for breach of contract under this Agreement.

B If the Buyer has paid the transfer price, the Seller shall also return the transfer price to the Buyer and bear the capital occupation fee at an annual rate of 10% to the Buyer; If alteration registration in administration for industry and commerce has been completed, the Seller shall complete the equity return to the Buyer by repurchasing the equity. At that time, both parties shall issue the corresponding documents according to the requirements of the relevant departments of administration for industry and commerce and administrative authorities. The taxes arising from the repurchase of equity shall be borne by the defaulting party. If both parties have completed the closing in accordance with this Agreement, both parties shall carry out the closing reversal after the Seller returns the transfer consideration (stock) and the liability for breach of contract (if any) to the Buyer.

XIV. Modification

14.1 Unless otherwise agreed in this Agreement, this Agreement can only be revised, supplemented and modified by both parties in writing.

18

XV. Notice

15.1 Any notice related to this Agreement shall be written in Chinese and delivered by specially-assigned personnel, fax, registered mail or express mail from a courier company recognized by both parties. The notice shall become effective upon receipt and shall be deemed to have been received at the following time: (1) If delivered by specially-assigned personnel, registered mail or express mail, at the time of delivery; Or (2) if delivered by fax, at the time of transmission. In either case, if the notice is delivered outside working hours, it shall be deemed to have been received at the beginning of working hours on the next working day.

15.2 For the purpose of Article 15.1, the contact information of the Parties is as follows:

The Seller: Beijing Kanghuayuan Medicine Information Consulting Co., Ltd.

To: LIU Fengming

Address:

Tel:

E-mail:

The Buyer: Shineco Life Science Research Co., Ltd.

To: REN Zheming

Address:

Tel:

E-mail:

Target Company: Changzhou Biowin Pharmaceutical Co., Ltd.

To: LIU Fengming

Address:

Tel:

E-mail:

15.3 Both parties may change the above address or contact information in good faith from time to time. As long as one party sends a change notice to the other party according to the above address or contact information and the other party gives a corresponding response, the changed address or fax No. will replace the above address and contact information.

19

XVI. Secrecy

16.1 The matters involved in this Agreement and this transaction, any and all contacts and negotiations between the Parties on this Agreement and this transaction, and the existence of this Agreement are confidential matters. Except for disclosure to relevant laws and other professional advisers who have confidentiality obligations to the Parties or disclosure in accordance with the requirements of relevant laws, relevant rules of any relevant stock exchange, and requirements of a government agency or other competent authority having jurisdiction over either party hereto, either party shall not disclose any such confidential matters to any third party other than the signatory of this Agreement without the prior written consent of the other party.

XVII. Tax bearing

17.1 Taxes, costs and expenses related to this transaction shall be paid and borne by both parties in accordance with the agreement or respective applicable laws.

XVIII. Severability

18.1 If any terms or other provisions of the Agreement are deemed as invalid, illegal or unenforceable according to any laws and regulations or public policies, all other terms and provisions of this agreement shall remain in full force and effect as long as the economic or legal substance of the proposed transaction under the Agreement is not seriously adversely affected by any party in any form. If any terms or other provisions are deemed as invalid, illegal or unenforceable, the Parties of this Agreement shall negotiate in good faith to revise this Agreement, and achieve the original intention of the Parties as nearly as possible in an acceptable manner, so as to complete the transaction proposed in this Agreement as far as possible according to the original plan.

20

XIX. Governing Law

This Agreement shall be governed by and construed in accordance with the Chinese laws.

XX. Litigation and arbitration

20.1 Any dispute, controversy or claim arising from or in connection with this Agreement, the transactions to be conducted under this Agreement, or the interpretation, breach, termination or effectiveness of this Agreement shall be settled by both parties through negotiation. The negotiation shall begin immediately after one party delivers a written notice to the other party. In case of failure of the dispute to be resolved within [15] days after the date of service of such written notice, then upon the request of either party to the dispute, the dispute shall be submitted to Beijing Arbitration Commission for arbitration. The place of arbitration shall be [Beijing, China]. The arbitration fees (including but not limited to the fees of arbitration institutions, arbitrators, lawyers, appraisal fees, evaluation fees, preservation fees, etc.) shall be borne by the losing party.

20.2 When any dispute arises or is under litigation, both parties shall continue to perform their respective obligations under this Agreement and have the right to exercise their respective rights under this Agreement, except for the dispute items.

XXI. Language text and effectiveness of the agreement

21.1 This Agreement is written in Chinese. If this Agreement is translated into English or both of Chinese and English, in case of any conflict between the English interpretation and the Chinese interpretation, the Chinese interpretation shall prevail.

21.2 This Agreement shall come into force on the date when the legal representatives or authorized representatives of the Parties sign (or affix their seals) and affix their official seals.

21.2 The original of this Agreement is made in [six] copies, with each party holding two copies, and the Target Company shall keep two copies for equity change and other procedures, each of which has the same legal effect. In case of equity change, when the competent government department requires to issue a simple or compliant text, the Parties shall make it in accordance with the spirit of this Agreement. In case of any inconsistency with this Agreement, this Agreement shall prevail.

(No text below)

21

(No text on this page - signature page of Stock Purchase Agreement)

In witness whereof, the duly authorized representatives of the Parties hereto have signed this Agreement on the date stated on the head of this Agreement.

The Seller:

Beijing Kanghuayuan Medicine Information Consulting Co., Ltd.

Legal representative or authorized representative (signature/signature or seal):

/s/Fengming Liu

The Buyer:

Shineco Life Science Research Co., Ltd. (official seal)

Legal representative or authorized representative (signature/signature or seal):

/s/Jennifer Zhan

Target Company:

Changzhou Biowin Pharmaceutical Co., Ltd. (official seal)

Legal representative or authorized representative (signature/signature or seal):

/s/Fengming Liu

22

☐ Annex I Resolution of the Shareholders’ Meeting of the Target Company

Resolution of the Shareholders’ Meeting of Changzhou Biowin

Pharmaceutical Co., Ltd.

According to the relevant provisions of the Company Law and the Articles of Association of the Company, the shareholders’ meeting of the Company was hosted by and convened on Oct. 19, 2022. 5 shareholders should attend the meeting, and 1 shareholder actually attended the meeting, representing 63.7% of the voting rights of the Company. The Supervisor Zhou Wei attended the meeting, which is in accordance with the legal procedures.

The shareholders present unanimously adopted the following resolutions through negotiation:

It was agreed that Shineco Life Science Research Co., Ltd. would purchase at least 51% of the Company’s equity.

It was agreed to give up the preemptive right of the equity involved in the equity acquisition of Shineco Life Science Research Co., Ltd.

It was agreed to elect LIU Fengming as the shareholder representative and the Company’s representative to participate in the business negotiation and decision-making in the acquisition process, and agreed that Beijing Kanghuayuan Medicine Information Consulting Co., Ltd. would transfer 51% of the Company’s shares to Shineco Life Science Research Co., Ltd. through internal consensus.

The shareholders attending the meeting made a special statement that the Company had no proxy shareholders except the existing registered shareholders.

Signature of shareholders attending the meeting for confirmation:

Beijing Kanghuayuan Medicine Information Consulting Co., Ltd. (sealed)

Oct. 19, 2022

☐ Annex II List of Main Assets Involved by the Target Company

“Commercially Sensitive Information Omitted”

23

☐ Annex III Transfer (Closing) Confirmation

In accordance with the Stock Purchase Agreement signed between the Seller and the Buyer and the Target Company on 10/21/2022, for the closing matters of this transaction, the Seller and the Buyer agree and confirm that: The Closing Date of this transaction is 12/30/2022.

This Confirmation is signed by the Seller and the Buyer on 12/30/2022.

The Seller:

Beijing Kanghuayuan Medicine Information Consulting Co., Ltd.

Legal representative or authorized representative (signature/signature or seal):

/s/Fengming Liu

The Buyer:

Shineco Life Science Research Co., Ltd. (official seal)

Legal representative or authorized representative (signature/signature or seal):

/s/Jennifer Zuhan

Target Company:

Changzhou Biowin Pharmaceutical Co., Ltd. (official seal)

Legal representative or authorized representative (signature/signature or seal):

/s/Fengming Liu

24

☐ Annex IV Supplementary Representations, Promises or Warranties of the Seller

Unless otherwise agreed in this Annex, the definitions in this Agreement have the same meanings in this Annex.

The Seller hereby jointly makes the following representations, promises or warranties to the Buyer, in order to promote the Buyer to enter into this Agreement, and as a precondition for its entry into this Agreement. Such statements and warranties are true and accurate on the date of signing this Agreement and the Closing Date:

1. Company composition

the Company is a limited liability company duly incorporated, validly surviving and in good standing under the laws of China.

2. Authority, authorization and qualification of the Company

The Company has full rights, capabilities and powers, and has legally obtained all necessary licenses, permits, authorizations, qualifications, approvals, registrations and records (collectively referred to as “government authorizations”) for the following matters: (i) It owns, uses, operates, leases, licenses and disposes of its property and assets (tangible or intangible); (ii) it lawfully carries on the business in progress; (iii) It is legally established and validly survives in accordance with the law, and these governmental authorizations are still valid. The Company has not violated its government authorization. The Company has not applied to the relevant government departments for ending or changing the business it is operating.

3. Conflict free

The signing, delivery and performance of the transaction documents by the Seller will not:

(a) violate or conflict with the provisions of the Articles of Association of the Seller/Target Company;

(b) violate or conflict with any laws and regulations, government authorization or government directives applicable to the Company, and/or any one or more of the Seller or any of its assets, properties or businesses (or events that may cause significant adverse effects due to any laws and regulations, government authorization or government directives);

25

(c) conflict with or cause breach of any agreement, contract, license, permit, approval or other binding document or arrangement to which any one or more of the Seller is a party or more or by which any of its business, assets or property is bound or affected, or constitute a default under such document or arrangement, or require any consent or authorization according to such document or arrangement, or grant others the right to terminate, modify, accelerate the payment for, suspend, revoke or cancel such documents or arrangements, or cause any encumbrance to be placed on the equity or assets of the Company pursuant to such documents or arrangements.

4. Registered capital

(a) The Seller will pay its subscribed registered capital in full in accordance with the provisions of this contract and the accounting rules before the closing. The Seller has legal, effective and complete ownership of all the equity of the Company without any encumbrance.

(b) The Company does not have any options, warrants, convertible securities or other rights, agreements, arrangements or promises of any nature relating to the equity or obligating the Seller to sell the equity of the Company or any other interest in the Company. The Company is not obligated to repurchase, redeem, or otherwise purchase any equity. The Company has no obligation to provide financing, investment (whether by way of loan, capital contribution or otherwise) or repayment to any other subject. Except for the disclosed information, the Seller has not made any promise to sell, transfer, donate, pledge or dispose of any equity of the Company to any third party orally or in writing.

c) After completing the transactions proposed under this Agreement, the Buyer shall have legal, valid, complete and exclusive ownership for the Company’s equity held without any encumbrance and obligation for additional investment in the Company under the law or contract.

26

5. Company records

All the resolutions of the shareholders’ meeting (shareholders) and the board of directors (executive director) and other company records provided by the Seller to the Buyer are true and comprehensive, and accurately reflect the resolutions and deliberations of the shareholders’ meeting (shareholders) and the board of directors (executive director). The Company’s records are kept in accordance with good industry standards. All documents provided to the Buyer contain the latest company records.

6. Financial data, books and records

(a) The Seller has delivered to the Buyer (i) all capital verification reports and all relevant notes and schedules of the Company issued by accountants employed by the Seller since the establishment date of the Company; (ii) Audited balance sheets, relevant audited income statements and cash flow statements for [3] financial years as of Jul. 31, 2022, together with all relevant notes and schedules; (iii) The unaudited balance sheet of the Company, relevant income statement and cash flow statement as of the last day of the last quarter (if any) before the Closing Date (the “Financial Statement Date”), together with all relevant notes and schedules ((i), (ii) and (iii) above are collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books of account and other financial records of the Company; (ii) fairly reflect the financial position and operating results of the Company as of the statement date or during the corresponding period; (iii) have been prepared in accordance with the accounting standards and the consistency principle consistent with the previous practice of the Company; and (iv) have included all adjustments necessary to fairly reflect the financial position and operating results of the Company as of the statement date or during the corresponding period.

(b) book of accounts and other financial records of the Company shall: (i) reflect all income and expenditure items and all assets and liabilities required to be reflected according to the accounting standards applicable to the basis consistent with the past practices of the Company; (ii) be complete and correct in all material respects and not contain or reflect any material inaccuracy or inconsistency; and (iii) be prepared according to good business and accounting practice.

27

(c) The Company or the target equity, and the Company’s assets have not suffered any events that cause their value to be depreciated from the Financial Statement Date to the Closing Date, unless otherwise specified in this Agreement, or the Seller has disclosed to the Buyer in writing and obtained the Buyer’s written consent.

7. No undisclosed liabilities and obligations

The Company has no liabilities or obligations (including but not limited to loans to shareholders or loans to third parties).

8. Government authorization and legitimacy

The Company has obtained all the approvals, permits, licenses and all government authorizations necessary to operate its current business, and such approvals, permits, licenses and all government authorizations are effective from the signing date to the Closing Date (including the date). The Company has not violated the provisions of such governmental authorization in any material respect. All such governmental authorizations are still valid, have not expired, and have not been revoked or terminated in the foreseeable future. Such governmental authorization will not be revoked, terminated or invalidated due to any transaction contemplated by this Agreement.

9. Unsecured

The Company has not provided any form of guarantee (including but not limited to mortgage, pledge and guarantee) to any subject, or set any encumbrance or make such commitment on any of its assets for the benefit of any other subject.

28

10. Appeal

(a) There is no appeal filed by or against the Company in any government department, or which affects any assets or property or business of the Company, or the legality or enforceability of this Agreement and the transactions hereunder. Neither the Company nor any of its businesses, assets or properties is bound by any government directive that will have or has had a material adverse effect, nor by any government directive that may affect the legality, effectiveness or enforceability of this Agreement or affect the completion of the transactions contemplated by this Agreement.

(b) There is no litigation, arbitration, administrative procedure, inquiry, government investigation, dissolution or liquidation procedure, or other judicial proceedings in progress, pending, with the Company as a party, or against the Company’s assets or the transactions under this Agreement that can affect the normal operation of the Company; There are no claims for compensation or reimbursement against or threatened against the Company which are sufficient to affect the normal operation of the Company.

(c) There are no lawsuits, arbitration proceedings or governmental and administrative investigations, penalties and other procedures filed by the Company that can affect the normal operation of the Company.

11. Law abiding

(a) The Company conducts business within its approved business scope and domicile in accordance with all laws and regulations and government directives applicable to it or any of its properties or assets or business, and the Company does not violate any such laws and regulations or government directives.

(b) The Seller has complied with all statutory requirements for capital increase under applicable laws and regulations.

12. Contract

(a) The Seller has disclosed all material contracts without any omission, modification or update.

(b) There are no currently effective agreements, contracts or arrangements to which the Company is a party:

i. Agreements, contracts or other arrangements that violate applicable laws and regulations;

29

ii. Agreements, contracts or other arrangements that will harm the interests of the buyer;

iii. If there is such agreement, contract or other arrangement, the Buyer’s performance of the terms of this Agreement will lead to the release of any obligation of a third party to the Company, or create any right for a third party, or cause the Company to breach any contract, or cause the Company to lose any interest, right, license or assume more obligations;

iv. Any agreement, contract or other arrangement that is contrary to the principle of fair dealing and has a serious adverse impact on the Company;

v. Any agreement, contract or other arrangement involving joint venture, partnership or profit sharing (or loss sharing);

(d) All major contracts shall: (i) be legally established, binding upon all parties to such contract and have full legal effect; And (ii) come into force after the completion of the transactions contemplated by this Agreement.

(e) The Company does not have any behavior seriously violating any agreement, contract or other arrangement and sufficient to affect the normal operation of the Company; There are no circumstances or events that cause such agreements, contracts or other arrangements to be breached by the Company.

(f) The Company has not received any notice of termination, cancellation of any such agreement, contract or other arrangement, or breach of its terms.

(g) There is no contract or agreement granting any priority to any entity to purchase the Company’s major assets, properties, equity, or other rights or interests (excluding purchases made in the normal course of business consistent with past practices).

30

13. Intellectual properties

(a) The Company legally owns intellectual property rights.

(b) There is no ownership dispute over the Company’s intellectual property rights.

14. Real estate

The Company does not own any real estate.

15. Major assets

(a) The Seller has disclosed all properties and assets (“assets”) used or intended to be used by the Company in its business or otherwise occupied or used by it, as well as the ownership of the Company.

(b) The Company legally owns or has the right to use these assets. The Company has the legal, valid and exclusive ownership and use right of all the assets.

(c) The Company has always maintained its assets in accordance with good industry practices. Except for wear and tear during normal use, all assets are in good operating and maintenance conditions and are suitable for their current and planned use.

(d) The Company’s ownership of the assets, or the right to use and lease the rental assets, will not incur any penalty or other adverse consequences due to the completion of the transactions under this Agreement, including but not limited to any increase in costs caused or incurred by the completion of the transactions contemplated by this Agreement.

16. Labor and social insurance

Before the closing, the Company will deal with labor relations in accordance with this Agreement and existing labor laws and regulations, including but not limited to laws and regulations on labor contracts, working hours, labor protection, minimum wages, overtime wages and dismissal compensation, social insurance and housing provident fund. There are no unresolved collective labor disputes, slowdowns or stoppages, and there are no unresolved labor complaints against the Company.

31

17. No foreign investment

The company has no foreign investment.

18. No related transactions

(a) The Seller and the Company’s shareholders, key employees or directors, as well as the related parties of such shareholders, key employees or directors, do not have any direct or indirect interests in any competitors, suppliers or customers of the Company; do not own, directly or indirectly, all or part of any tangible or intangible property that has been used to carry on the business of the Company, or have any other interest in it; do not owe any debt to the Company.

(b) The Company has not had any transaction with any related party.

19. Taxable item

(a) The Company has declared and paid all taxes on time and in full amount in accordance with applicable laws and regulations. All required tax certificates and reports related to the Company’s taxes and fees have been submitted on time;

(b) All taxes required to be shown on such tax certificates and reports or otherwise due have been paid on time;

(c) All tax certificates and reports have been submitted to the Buyer and shall be true, correct and complete in all material respects, and the taxable amount, applicable tax rate and allowable tax deductible items recorded on the tax certificates and reports shall have no false and material errors;

(d) All tax departments shall not formally or informally propose the adjustment to the tax certificate, and as known by the Company, there shall be no basis for such adjustment;

(e) There shall be no pending or potential litigation or proceedings against the Company about the assessment, penalty or taxes and fees collection;

(f) the Company shall not carry out transactions or conclude contracts for the purpose of illegal tax avoidance.

(g) The Company discloses to the Buyer that the tax preferential treatment it has enjoyed or will enjoy is true, effective, legal and compliant.

32

20. Accounts receivable and payable

All accounts receivable disclosed to the Buyer are enforceable transactions that reflect fairness, good faith and truth, are generated in the normal business activities of the Company, and have been properly reflected in the Company’s financial reports and other company records disclosed to the Buyer. No customer or supplier expects the Company to make other payments to them except those arising from the Company’s normal business activities. All accounts payable disclosed to the Buyer are generated in normal business activities.

21. Customers and suppliers

The customers and suppliers disclosed by the Seller to the Buyer are true and effective.

22. Anti-corruption

Neither the Seller nor the Seller has made or ever made any monetary payment or other benefit payment to any third party (including but not limited to government departments, state-owned enterprises or entities related to government departments and state-owned enterprises) related to the Company’s business not in line with the anti-corruption law, anti-unfair competition law or other applicable laws and regulations of China or any other relevant region, or promised to make such payment.

23. Health, safety and environment

The Company and its affiliated companies, its predecessor or former affiliated companies have complied with all laws, regulations and policy requirements related to health, safety and environment, and have not received any notice of violation of the above laws, regulations and policy requirements or any notice of relevant legal liability. The Company has obtained all permits related to its business and complied with the provisions or attached conditions of these permits.

33

24. Full disclosure

The information related to the Company or business or related parties of the Company has been fully disclosed to the Buyer according to the Buyer’s requirements, does not contain any untrue representations of important facts, and does not omit any important facts that are necessary to avoid misleading such statements.

This Supplementary Representations, Promises or Warranties of the Seller is signed on 10/21, 2022.

The Seller:

Beijing Kanghuayuan Medicine Information Consulting Co., Ltd.

Legal representative or authorized representative (signature/signature or seal):

/s/Fengming Liu

The Buyer:

Shineco Life Science Research Co., Ltd. (official seal)

Legal representative or authorized representative (signature/signature or seal):

/s/Jennifer Zhan

Target Company:

Changzhou Biowin Pharmaceutical Co., Ltd. (official seal)

Legal representative or authorized representative (signature/signature or seal):

/s/Fengming Liu

34